Exhibit 12

CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES ANNUAL REPORT ON
FORM 10-K
for Fiscal Year Ended December 31, 2009

COMPUTATION OF RATIOS
CASH DIVIDENDS PER SHARE	Cash dividends paid/Common shares outstanding at date of declaration
BOOK VALUE PER SHARE	Total stockholders’ equity/Common shares outstanding at year-end
RETURN ON AVERAGE ASSETS	Net income/Average assets
RETURN ON AVERAGE STOCKHOLDERS’ EQUITY	Net income/Average stockholders’ equity
TANGIBLE RETURN ON AVERAGE ASSETS	(Net income)/(Average assets)
TANGIBLE RETURN ON AVERAGE STOCKHOLDERS’ EQUITY	(Net income)/(Average Equity)
EARNINGS PER SHARE	(Net income)/(Weighted-average common shares outstanding)
NET INTEREST MARGIN	Net interest income/Average earning assets
NON-INTEREST EXPENSE TO AVERAGE ASSETS	Non-interest expense/Average assets
EFFICIENCY RATIO	(Non-interest expenses less non-recurring, non-operational items)/(Net interest income plus non-interest income)
AVERAGE LOANS TO AVERAGE DEPOSITS	Average gross loans/Average deposits
DIVIDEND PAYOUT RATIO	Dividends declared/Net income
AVERAGE STOCKHOLDERS’ EQUITY TO AVERAGE ASSETS	Average stockholders’ equity/Average assets
PRIMARY CAPITAL TO PERIOD-END TOTAL ASSETS	(Stockholders’ equity plus allowance for loan losses)/(Period-end total assets plus allowance for loan losses)
TIER I CAPITAL TO PERIOD	(Stockholders’ equity less accumulated other comprehensive income/(loss)(Tier 1 Capital)/Risk-adjusted assets
TOTAL CAPITAL RATIO	Tier 1 Capital plus allowance for loan losses/Risk-adjusted assets
TIER I LEVERAGE RATIO	Tier 1 Capital/Quarterly average assets
NET CHARGE-OFFS TO AVERAGE LOANS	(Gross charge-offs less recoveries)/Average net loans
NON-PERFORMING LOANS AS A PERCENTAGE OF PERIOD END	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans)/Gross loans net of unearned interest
NON-PERFORMING ASSETS AS A PERCENTAGE OF TOTAL ASSETS	(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans plus other real estate owned)/Total assets
ALLOWANCE FOR LOAN LOSSES TO PERIOD-END TOTAL LOANS	Allowance for loan losses/Gross loans net of unearned interest